Exhibit (b)(1)

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	ROYAL BANK OF CANADA One Liberty Plaza New York, New York 10006

CONFIDENTIAL

April 4, 2011

Eagle Parent, Inc.

c/o Apax Partners LLP

601 Lexington Avenue

New York, New York 10022

Attention: Jason Wright

Project Element

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets1 (“RBCCM” and, together with Bank of America, MLPFS and Royal Bank, “we” and “us” or the “Commitment Parties”) that a newly created entity (“Newco” or “you”), formed at the direction of Apax Partners LLP and its affiliates (collectively, the “Sponsor”), intends to substantially contemporaneously (i) acquire (the “Alchemy Acquisition”), directly or indirectly, the capital stock of an entity previously identified to us by you as “Alchemy” (“Alchemy”) and (ii) acquire (the “Element Acquisition”, and collectively with the Alchemy Acquisition, the “Acquisitions”), directly or indirectly, the capital stock of an entity previously identified to us by you as “Element” (“Element”). You have further advised us that, in connection with the foregoing, you, Alchemy and Element intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Term Sheet”) or the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Bridge Term Sheet”, and collectively with the Senior Term Sheet, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets

[1]	RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada.

and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).

1.	Commitments.

In connection with the Transactions, each of Bank of America and Royal Bank (together with any other initial lender that becomes a party hereto pursuant to the proviso at the end of the next succeeding paragraph, each an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its commitment to, severally and not jointly, provide 50% and 50%, respectively, of the entire aggregate principal amount of each of the Credit Facilities, subject only to the satisfaction of the conditions set forth herein, in the sections entitled “Conditions to All Borrowings” in Exhibit B and Exhibit C hereto (limited on the Closing Date (as defined below) as indicated therein) and in Exhibit D hereto.

2.	Titles and Roles.

It is agreed that (i) MLPFS and RBCCM will act as joint lead arrangers and joint bookrunners for each of the Credit Facilities (collectively, the “Lead Arranger”), (ii) Royal Bank will act as administrative agent and collateral agent (in such capacity, the “Senior Administrative Agent”) for the Senior Secured Credit Facilities, (iii) Bank of America will act as administrative agent (in such capacity, the “Bridge Administrative Agent” and, collectively with the Senior Administrative Agent, the “Administrative Agent”) for the Bridge Facility, (iv) MLPFS will act as syndication agent with control of the physical books for the Senior Secured Credit Facilities and (v) RBCCM will act as syndication agent for the Bridge Facility. It is further agreed that (i) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Senior Secured Credit Facilities, (x) MLPFS shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement and (y) RBCCM will be placed immediately to the right of MLPFS and (ii) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Bridge Facility, (x) MLPFS shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement and (y) RBCCM will be placed immediately to the right of MLPFS. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree.

3.	Syndication.

The Lead Arranger reserves the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arranger in consultation with you and reasonably acceptable to the Lead Arranger and you (your consent not to be unreasonably withheld or delayed), and you agree to use commercially reasonable efforts to provide the Initial Lenders with a period of 20 consecutive calendar days following the receipt of the Information

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Memorandum (as defined below) in a form customarily delivered in connection with senior secured bank financings and senior unsecured bridge financings and prior to the Closing Date to syndicate the Credit Facilities; provided that (a) we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders and competitors of Alchemy or Element and its subsidiaries that have been specified to us by you in writing prior to the date hereof subject to our review and approval (such approval not to be unreasonably withheld) (“Disqualified Lenders”) and (b) notwithstanding the Lead Arranger’s right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the date of the consummation of the Alchemy Acquisition and the Element Acquisition with the proceeds of the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective as between you and the Initial Lenders with respect to all or any portion of any Initial Lender’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. The Lead Arranger may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of Successful Syndication (as defined in the Fee Letter) and the day that is 30 days following the Closing Date, you agree actively to assist the Lead Arranger in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate, Alchemy’s and Element’s existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand, (and your using commercially reasonable efforts to ensure such contact between senior management of Alchemy and Element, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your and the Sponsor’s assistance (including the use of commercially reasonable efforts to cause Alchemy and Element to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, prior to the date that is 20 consecutive calendar days prior to the Closing Date (and ending on the third business day prior to the Closing Date), ratings for the Credit Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service,

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Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating in respect of Newco after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arranger, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause the officers of Alchemy and Element to be available for such meetings), (f) your using commercially reasonable efforts to provide prior to the date that is (i) 20 consecutive calendar days prior to the Closing Date ending on the third business day prior to the Closing Date, customary pro forma financial statements of Newco after giving effect to the Transactions (but excluding the impacts of any purchase accounting adjustments) and (ii) 20 consecutive calendar days prior to the Closing Date ending on the third business day prior to the Closing Date, customary forecasts of financial statements of Newco for each quarter for the first twenty four months following the Closing Date and for each year commencing the first fiscal year following the Closing Date for the term of the Credit Facilities and (g) there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, Alchemy, Element or any of your or their subsidiaries being offered, placed or arranged (other than the Notes or debt securities issued in lieu of the Notes and any indebtedness of Alchemy or Element or any of their respective subsidiaries permitted to be incurred pursuant to either of the Merger Agreements) without the consent of the Lead Arranger, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Credit Facilities. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced above) shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date.

The Lead Arranger, in its capacities as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arranger in its syndication efforts, you agree to promptly prepare and provide (and to cause the Sponsor to provide and to use commercially reasonable efforts to cause Alchemy and Element to provide) to us all customary information with respect to you, Alchemy, Element and each of your and their respective subsidiaries and the Transactions, including all financial information and projections prepared by you (including financial estimates, financial models, forecasts and other forward-looking information, the “Projections”), as the Lead Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on you, Alchemy, Element or your or their respective affiliates; provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information.

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You hereby acknowledge that (a) the Lead Arranger will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities (collectively, the “Information Memorandum”) (such Information, Projections, other offering and marketing material and the Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information (“MNPI”) with respect to you, your affiliates, Alchemy, Element or your or their respective securities and who may be engaged in investment and other market related activities with respect to you, Alchemy or Element or your or their respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the request of the Lead Arranger, you agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts to cause Alchemy and Element to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that consists exclusively of information that is publicly available and/or does not include MNPI with respect to you, Alchemy or Element or any of your or their respective subsidiaries for the purpose of United States federal and state securities laws to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any MNPI and exculpate you, the Sponsor, the Investors, Alchemy, Element and us with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Credit Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) financial statements of Alchemy, Element and their respective subsidiaries of a type that would be publicly filed if Alchemy or Element was a public reporting company. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination,

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that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

4.	Information.

You hereby represent and warrant that (with respect to Information and Projections relating to Alchemy, Element and their respective subsidiaries, to your knowledge) (a) all material written information and written data, other than the Projections and other than information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections contained in the Information Memorandum will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the earlier of Successful Syndication (as defined in the Fee Letter) or 30 days following the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Memorandum were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and such Projections relating to Alchemy and Element, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to Alchemy, Element and their respective subsidiaries, to your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Credit Facilities, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memorandum without responsibility for independent verification thereof.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arranger to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Credit Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable except as otherwise agreed in writing.

6.	Conditions.

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The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Lead Arranger to perform the services described herein are subject solely to (a) the conditions set forth in the sections entitled “Conditions to All Borrowings” in Exhibit B hereto and Exhibit C hereto and (b) the conditions set forth in Exhibit D hereto, and upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Credit Facilities shall occur.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, the Borrower, the Guarantors, Alchemy, Element, your and their respective subsidiaries and your and their respective businesses the accuracy of which shall be a condition to the availability and funding of the Credit Facilities on the Closing Date shall be (A) such of the representations made by Alchemy with respect to Alchemy in the Alchemy Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or you have the right to terminate your or its obligations under the Alchemy Merger Agreement as a result of a breach of such representations in the Alchemy Merger Agreement (to such extent, the “Alchemy Specified Merger Agreement Representations”), (B) such of the representations made by Element with respect to Element in the Element Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or you have the right to terminate your or its obligations under the Element Merger Agreement as a result of a breach of such representations in the Element Merger Agreement (to such extent, the “Element Specified Merger Agreement Representations”), and (C) the Specified Representations (as defined below) made by Holdings, Newco and the Borrower in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Credit Facilities on the Closing Date if the conditions set forth in the sections entitled “Conditions to All Borrowings” in Exhibit B and Exhibit C hereto and the conditions set forth in Exhibit D hereto are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Senior Term Sheet) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interest in the equity interests of the Borrower and each of its direct wholly-owned domestic restricted subsidiaries and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and Newco acting reasonably. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower set forth in the Facilities Documentation relating to organizational status of Holdings and the Borrower; power and authority, due authorization, execution and delivery and enforceability, no conflicts with or consent under material law or charter documents, in each case, related to, the incurrence of the Loans, the provision of the Guarantees and the granting of security interests in the Collateral to secure the Credit Facilities; solvency as of the Closing Date (after giving effect to the Transactions) of Newco and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral (as defined in Exhibit B); and the status of the Senior Secured Credit

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Facilities and the guaranties thereof as senior debt. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Indemnified Persons) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheets, the Fee Letter or the Facilities Documentation and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties identified in the Term Sheets and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in

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each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case who are involved in or aware of the Transactions as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) none of us, you, the Sponsor, Alchemy, Element or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, Alchemy, Element and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection

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with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, Alchemy, Element and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, Alchemy, Element or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you, Alchemy or Element. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, Alchemy and Element, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, Alchemy, Element, your and their management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you, Alchemy or Element on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9.	Confidentiality.

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You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Lead Arranger (such approval not to be unreasonably withheld or delayed), except (a) to the Investors, and to your and any of the Investors’ officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to Alchemy, Element, their respective subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, or, in the case of Alchemy, controlling persons or equity holders, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Credit Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheets and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for Newco and the Credit Facilities, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public filing relating to the Transactions and (v) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitments Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to Alchemy, Element, their respective subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, or, in the case of Alchemy, controlling persons or equity holders, on a confidential and need-to-know basis.

The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisitions and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination

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or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, Alchemy, Element or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, Alchemy, Element or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential or (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Newco or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder. The provisions of this paragraph shall terminate on the second anniversary of the date hereof.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by (i) subject to the limitations set forth in paragraph 3 above, an Initial Lender to any Lender or (ii) you, to the Borrower, Alchemy, Element or another domestic entity, so long as such entity is, or will be, controlled by the Investors after giving effect to the Transactions and shall (directly or through a wholly-owned subsidiary) own Alchemy and Element or be the successor to Alchemy and Element) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may

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agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that the interpretation of any provision of either the Alchemy Merger Agreement or the Element Merger Agreement referred to in this Commitment Letter including the determination of the accuracy of any Alchemy Specified Merger Agreement Representation or Element Specified Merger Agreement Representation shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, notwithstanding that the availability and funding of the Credit Facilities is subject to conditions precedent, including the good faith negotiation of the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and

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(d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Closing Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Credit Facilities (or portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on April 8, 2011 (together with an executed copy of the Alchemy Merger Agreement and the Element Merger Agreement). The Initial Lenders’ respective commitments and the obligations of the Lead Arranger hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) after execution of each of the Alchemy Merger Agreement and the Element Merger Agreement and prior to the consummation of the Transactions, the termination of either the Alchemy Merger Agreement or the Element Merger Agreement in accordance with their respective terms, (ii) the consummation of the Alchemy Acquisition and the Element Acquisition with or without the funding of the Credit Facilities and (iii) 5:00 p.m., New York City time, on the date that is six months from the date of

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the Alchemy Merger Agreement and the Element Merger Agreement (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arranger to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By	/s/ Peter Almond
	Name:	Peter Almond
	Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Peter Almond
	Name:	Peter Almond
	Title:	Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

ROYAL BANK OF CANADA

By	/s/ James S. Wolfe
	Name:	James S. Wolfe
	Title:	Managing Director
Head of US Leveraged Finance

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of

the date first above written:

EAGLE PARENT, INC.

By	/s/ Jason Wright
	Name:	Jason Wright
	Title:	President

[SIGNATURE PAGE TO COMMITMENT LETTER]

EXHIBIT A

Project Element

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Apax Partners LLP and its affiliates (collectively, the “Sponsor”), together with certain other investors arranged by and/or designated by the Sponsor (including members of Alchemy’s and/or Element’s management and/or Alchemy’s and/or Element’s founders) (collectively with the Sponsor, the “Investors”) intend to (i) acquire (the “Alchemy Acquisition”), directly or indirectly, an entity previously identified to the Commitment Parties by you as “Alchemy” (“Alchemy”) and (ii) acquire (the “Element Acquisition”, and collectively with the Alchemy Acquisition, the “Acquisitions”), directly or indirectly, an entity previously identified to the Commitment Parties by you as “Element” (the “Element”); provided that, on the Closing Date, Holdings and Newco (each as defined below) shall be controlled by the Sponsor.

In connection with the foregoing, it is intended that:

a)

The Investors will establish a newly formed company organized under the laws of the State of Delaware (“Holdings”), and Eagle Parent, Inc. (“Newco”), a newly formed company organized under the laws of the State of Delaware, that is a wholly owned direct subsidiary of Holdings.

b)

The Investors will directly or indirectly make cash equity contributions (the “Equity Contribution”) to Newco (with all contributions by Holdings to Newco to be in the form of common and/or preferred equity; provided that any such contributions in a form other than common equity shall be reasonably satisfactory to the Lead Arranger) in an aggregate amount equal to, when combined with the fair market value of all capital contributions and investments by management and existing equity holders of Alchemy and Element rolled over or invested in connection with the Transactions (as defined below), at least 29.0% of the total pro forma debt and equity capitalization of Newco and its subsidiaries on the Closing Date after giving effect to the Transactions.

c)

The following transactions shall be consummated substantially contemporaneously: Pursuant to the agreement and plan of merger (together with all exhibits, schedules, and disclosure letters thereto, collectively, the “Alchemy Merger Agreement”) entered into with Alchemy, a new wholly-owned subsidiary of Newco (“Alchemy Merger Sub”) will acquire all of the issued and outstanding equity interests of Alchemy (the “Alchemy Acquisition”) through a merger transaction in accordance with the terms of the Alchemy Merger Agreement and will merge with and into Alchemy, with Alchemy as the surviving entity; and pursuant to the agreement and plan of merger (together with all exhibits, schedules, and disclosure letters thereto, collectively, the “Element Merger Agreement”, and collectively with the Alchemy Merger Agreement, the “Merger Agreements”) entered into with Element, a new wholly-owned subsidiary of Newco (“Element Merger Sub”) will acquire all of the issued

A- 19

and outstanding equity interests of Element (the “Element Acquisition”, and collectively with the Alchemy Acquisition, the “Acquisitions”) through a merger transaction or by means of the purchase of a majority of the shares of Element pursuant to a cash tender offer, a subsequent issuance of additional shares by Element to Newco (if necessary) and the subsequent consummation of a short-form merger (the “Short-Form Merger”), in each case, in accordance with the terms of the Element Merger Agreement and will merge with and into Element, with Element as the surviving entity.

d)

Newco will (i) obtain the senior secured credit facilities described in Exhibit B to the Commitment Letter (the “Senior Secured Credit Facilities”) and (ii) issue up to $465 million in senior unsecured notes (the “Notes”) in a Rule 144A offering (with back-end registration), or in the event the Notes cannot be issued on the Closing Date or less than $465 million of Notes are issued on the Closing Date, obtain the senior unsecured bridge facility described in Exhibit C to the Commitment Letter (the “Bridge Facility”, and collectively with the Senior Secured Credit Facilities, the “Credit Facilities”).

e)

All the existing third party indebtedness for borrowed money of Alchemy and Element and their respective subsidiaries (which may exclude certain limited indebtedness that may, pursuant to the terms of the Credit Facilities Documentation, remain outstanding after the Closing Date), other than (i) such of Element’s existing convertible debt securities (the “Converts”) that do not tender for redemption on or prior to the Closing Date and (ii) such of Alchemy’s existing senior subordinated notes (the “Alchemy Notes”) that remain outstanding but have been discharged pursuant to the applicable provisions of their governing indenture, will be refinanced or repaid (the “Refinancing”) (to the extent any of the Converts remain outstanding in an amount in excess of $5 million, the Bridge Facility will be reduced on a dollar for dollar basis).

f)

The proceeds of the Equity Contribution and the Credit Facilities (or the Notes) on the Closing Date will be applied (i) to pay the consideration in connection with the Alchemy Acquisition and the Element Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

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EXHIBIT B

Project Element

Senior Secured Credit Facilities

Summary of Principal Terms and Conditions2

Borrower:	Newco (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:

Royal Bank will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to Newco (excluding any Disqualified Lender) with respect to each of the Senior Secured Credit Facilities (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger and Bookrunner:

MLPFS and RBCCM will act as joint lead arrangers and joint bookrunners for the Senior Secured Credit Facilities (collectively, the “Lead Arranger”), and will perform the duties customarily associated with such role.

Syndication Agent:	MLPFS will act as syndication agent for the Senior Secured Credit Facilities.

Senior Secured Credit Facilities:

(A)    A senior secured term loan facility (the “Term Facility”) in an aggregate principal amount of $870 million (the loans thereunder, the “Term Loans”). The Term Loans will be offered with 100 basis points of original issue discount or upfront fees on the amount thereof.

(B)    A senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Senior Secured Credit Facilities”) in an aggregate principal amount equal to $75 million. Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder, together with (unless the context otherwise

[2]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

requires) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans”; and together with the Term Loans, the “Senior Secured Loans”. The Revolving Facility will be offered with 50 basis points of upfront fees on the commitments on the Closing Date. Revolving Loans will be available to the Borrower in dollars.

Swingline Loans:

In connection with the Revolving Facility, Royal Bank (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in dollars upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

If any Revolving Lender becomes a “defaulting Lender”, then the swingline exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make swingline loans to the extent such swingline loans would exceed the commitments of the non-defaulting Revolving Lenders.

Incremental Facilities:

The Senior Secured Credit Facilities will permit the Borrower to add one or more incremental term loan facilities to the Senior Secured Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each, an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $150 million plus all voluntary prepayments and commitment reductions of the Senior Secured Credit Facilities prior to such time plus unlimited additional amounts so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (assuming the full amount thereof is drawn) and after giving effect to any acquisition consummated in connection therewith and all other appropriate pro forma adjustments the Senior Secured Leverage Ratio (defined below) does not exceed 3.50 to 1.00; provided that (i) the Incremental Facilities will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Senior Secured Credit Facilities, (ii) the representations and warranties in the Credit Facilities Documentation shall be true and correct in all material respects on and as of the date of the incurrence of the Incremental Facilities (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), subject to customary “Sungard” limitations to the extent the proceeds of any Incremental Facility are being used to finance an acquisition, (iii) no existing Lender will be required to participate in any such Incremental Facility without its consent, (iv) no default or event of default under the Senior Secured Credit Facilities would exist after giving effect thereto, (v) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Term Facility and the weighted average life of such Incremental Term Facility shall be not shorter than the then remaining weighted average life of the Term Facility, (vi) in the case of an Incremental Revolving Increase, the maturity date of such Incremental Revolving Increase shall be the same as the maturity date of the Revolving Facility, such Incremental Revolving Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility and the Incremental Revolving Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Facility,

(vii) the interest rate margins and (subject to clauses (v) and (vi), as appropriate) amortization schedule applicable to any Incremental Term Facility or Incremental Revolving Facility shall be determined by the Borrower and the lenders thereunder; provided that in the event that the interest rate margins for any Incremental Term Facility or Incremental Revolving Facility are higher than the interest rate margins for the Term Loans or the Revolving Facility by more than (in either case) 50 basis points, then the interest rate margins for the Term Loans or Revolving Commitments, as the case may be, shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Facility or Incremental Revolving Facility, as the case may be, minus 50 basis points; provided further that, in determining the interest rate margins applicable to the Incremental Term Facility and the Term Loans or the Incremental Revolving Facility and the Revolving Facility, (x) customary arrangement or commitment fees payable to the Lead Arranger (or its affiliates) in connection with the Term Loans or the Revolving Facility or to one or more arrangers (or their affiliates) of any Additional Term Loans or Additional Revolving Commitments shall be excluded, (y) OID and upfront fees paid to the lenders thereunder shall be included (with OID being equated to interest based on assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity) and (z) if the Incremental Facilities include an interest rate floor greater than the applicable interest rate floor under the existing Senior Secured Credit Facilities, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Senior Secured Credit Facilities shall be required, to the extent an increase in the interest rate floor in the existing Senior Secured Credit Facilities would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Senior Secured Credit Facilities shall be increased to the extent of such differential between interest rate floors (all adjustments made pursuant to this clause (vii), the “MFN Adjustments”), and (viii) any Incremental Term Facility or any Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined;

provided that, to the extent such terms and documentation are not consistent with the Term Facility or the Revolving Facility, as the case may be (except to the extent permitted by clause (v) or (vii) above), they shall be reasonably satisfactory to the Administrative Agent.

As used in this Term Sheet, “Sponsor Precedent” shall mean definitions consistent with the TriZetto Credit Agreement, dated as of August 4, 2008 (the “TriZetto Credit Agreement”) with (i) such changes that (x) reflect the terms of this Term Sheet and (y) as are necessary to take into account the specific nature of the business of Alchemy and Element and (ii) such other modifications as are reasonably deemed necessary by the Administrative Agent (in consultation with the Borrower), in light of then current market conditions, to effect a Successful Syndication (as defined in the Fee Letter).

Refinancing Facilities:

The Credit Facilities Documentation will permit the Borrower to refinance loans under the Term Facility (or any Incremental Term Facility) or commitments under the Revolving Facility (or any Incremental Revolving Facility) from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Credit Facilities Documentation with the consent of the Borrower, the Administrative Agent and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the Senior Secured Credit Facilities (and such notes or loans, “Refinancing Notes”); provided that (i) customary intercreditor agreements are entered into, (ii) any Refinancing Term Facility or Refinancing Notes does not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Term Facility being refinanced, (iii) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced and (iv) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) reflect market terms and conditions at the time of incurrence or issuance.

Purpose:

(A)    The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date, together with the proceeds from borrowings under the Revolving Facility, the proceeds from the Equity Contribution, the proceeds from the Bridge Facility and/or the Notes, and cash on hand at Alchemy and Element, solely to pay the Acquisition Costs.

(B)    The letters of credit and proceeds of Revolving Loans (except as set forth below) will be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, and, subject to the limitation below under “Availability”, to finance a portion of the Acquisition Costs.

Availability:	(A) The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(B)    The Revolving Facility (exclusive of letter of credit usage) will be made available on and after the Closing Date to finance a portion of the Acquisition Costs; provided that no more than an amount to be agreed may be funded on the Closing Date for such purpose, plus any amount of OID imposed pursuant to the flex provisions of the Fee Letter. Additionally, letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available at Alchemy or Element or their respective subsidiaries as of the Closing Date. Otherwise, letters of credit and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:

An aggregate amount to be agreed upon of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit denominated in dollars. Letters of credit under the Revolving Facility will be issued by Royal Bank and/or other Revolving Lenders reasonably acceptable to the Borrower and the Administrative Agent (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above). The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any Revolving Lender becomes a “defaulting Lender”, then the letter of credit exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the exposure of such defaulting Lender, the applicable

Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the commitments of the non-defaulting Revolving Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity and Amortization:

(A)   Term Facility

The Term Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Facility, with the balance payable on the maturity date thereof. The Term Facility will mature on the date that is seven years after the Closing Date; provided that the Credit Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding Term Loans upon the request of the Borrower and without the consent of any other Lender.

(B)   Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date; provided that the Credit Facilities Documentation shall provide the right of individual Lenders to agree to extend the maturity of their Revolving Commitments upon the request of the Borrower and without the consent of any other Lender.

Guarantees:

All obligations of the Borrower (the “Borrower Obligations”) under the Senior Secured Credit Facilities and under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent (“Hedging /Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of the Borrower, other than any domestic subsidiary of a foreign subsidiary (the “Guarantors”), provided that Guarantors shall not include, (a) unrestricted subsidiaries, (b) immaterial subsidiaries and (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date from guaranteeing the Senior Secured Credit Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:

Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the Borrower Obligations, the Guarantees and the Hedging/Cash Management Arrangements will be secured by: (a) a perfected first priority pledge of the equity interests of the Borrower and of each direct wholly-owned domestic restricted subsidiary of the Borrower and each subsidiary Guarantor, and 65% of the voting stock of each first-tier foreign restricted subsidiary of the Borrower and each subsidiary Guarantor and (b) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible personal property and fee-owned real property of the Borrower and each subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property, material intercompany notes and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests in real property, (ii) motor vehicles and other assets subject to certificates of title to the extent a lien therein cannot be perfected by the filing of a UCC financing statement (or equivalent), letter of credit rights and commercial tort claims, (iii) pledges and security interests prohibited by applicable law, rule or regulation; (iv) equity interests in any person other than wholly owned subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents; (v) any cash, deposit accounts and securities accounts; (vi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Credit Facilities Documentation to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition, (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby and (viii) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (viii) are, collectively, the “Excluded Assets”).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Credit Facilities Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions and baskets to be set forth in the Credit Facilities Documentation).

Mandatory Prepayments:

Loans under the Term Facility shall be prepaid with:

(A)    Commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% of Excess Cash Flow if the ratio of Consolidated Total Net Debt to Consolidated EBITDA (the “Total Leverage Ratio”) is greater than or equal to 4.50 to 1.00, 25% of Excess Cash Flow if the Total Leverage Ratio is greater than or equal to 3.50 to 1.00 but less than 4.50 to 1.00 and 0% of Excess Cash Flow if the Total Leverage Ratio is less than 3.50 to 1.00 (the terms Excess Cash Flow, Consolidated

Total Net Debt and Consolidated EBITDA to be defined consistent with Sponsor Precedent and modified as reasonably agreed (1) to more accurately reflect the business and financial accounting of the Borrower and (2) to clarify or address technical clarifications); provided that, in any fiscal year, any voluntary prepayments of loans under the Term Facility and loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments, other than prepayments funded with the proceeds of incurrences of indebtedness or from any Specified Equity Contribution, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year;

(B)   100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds and sale leaseback proceeds) subject to exceptions to be agreed and subject to the right to reinvest 100% of such proceeds, if such proceeds are reinvested in the business (other than working capital, except for short term capital assets), including in permitted acquisitions or capital expenditures (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Credit Facilities Documentation; and

(C)   100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (excluding debt permitted under the Credit Facilities Documentation but including Refinancing Facilities and Refinancing Notes).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, on a pro rata basis to the Term Facility and any Incremental Term Facility under the Credit Facilities Documentation and to scheduled amortization payments thereof in direct order of maturity to the next four scheduled amortization payments and then pro rata to the remaining scheduled amortization payments.

Any Lender under the Term Facility may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower.

The loans under the Revolving Facility shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Prepayments from subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the Credit Facilities Documentation to the extent such prepayments (including the repatriation of cash in connection therewith) would (a) be prohibited or delayed by applicable law; provided that the Borrower and its restricted subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation or (b) result in material adverse tax consequences; provided that, if not previously repatriated and applied to such prepayment within 12 months, an amount equal to the affected portion of Excess Cash Flow or asset sale proceeds (less the amount of additional taxes that would have been payable or reserved against if such amount had been repatriated) shall be applied to prepay the Term Facility or to other local indebtedness of restricted subsidiaries organized in the relevant jurisdiction.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Senior Secured Credit Facilities will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty (except as provided below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the Term Facility and any Incremental Term Facility will be applied to the remaining amortization payments under the Term Facility or such Incremental Term Facility, as applicable, and may be applied to any of the Term Facility or any Incremental Term Facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Documentation:

The definitive documentation for the Senior Secured Credit Facilities (the “Credit Facilities Documentation”) will based on, and be substantially consistent with, the TriZetto Credit Agreement, and related security, collateral and guarantee agreements executed and/or delivered in connection therewith, with such changes as are necessary to take into account the specific nature of the business of Alchemy and Element and such other modifications as are reasonably deemed necessary by the Administrative Agent (in consultation with the Borrower), in light of current market conditions, to effect a Successful Syndication (as defined in the Fee Letter) and will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, together with other customary loan document provisions.

Representations and Warranties:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): organizational status and good standing; power and authority, qualification, execution, delivery and enforceability of the Credit Facilities Documentation; with respect to the Credit Facilities Documentation, no violation of, or conflict with, law, organizational documents or agreements; compliance with law; litigation; margin regulations; governmental approvals; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements; no material adverse change (after the Closing Date); taxes; ERISA; subsidiaries; intellectual property; environmental laws; use of proceeds; ownership of properties; creation and perfection of liens and other security interests; consolidated Closing Date solvency of the Borrower and its subsidiaries; and status of the Senior Secured Credit Facilities as senior debt and designated senior debt, subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Credit Facilities Documentation.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Senior Secured Credit

Facilities on the Closing Date will be subject solely to the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit D to the Commitment Letter.

Conditions to All Borrowings:

The making of each extension of credit under the Senior Secured Credit Facilities shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the Certain Funds Provisions) and (c) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): delivery of annual audited and quarterly unaudited financial statements, annual budgets, accountants’ letters, officers certificates and other information reasonably requested by the Administrative Agent; notices of defaults and litigation; inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises, rights, licenses and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental and PATRIOT Act); additional Guarantors and Collateral (subject to limitations set forth above); use of proceeds; changes in lines of business; and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Credit Facilities Documentation.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries) limitations on:

a)      the incurrence of debt, with exceptions including the ability to incur additional unsecured and second lien indebtedness (any such indebtedness, “Junior Debt”) in the sum of (i) an amount to be agreed plus (ii) unlimited additional Junior Debt subject to pro forma compliance with (A) an interest coverage ratio (to be defined consistent with Sponsor Precedent modified as reasonably agreed (1) to more accurately reflect the business and financial accounting of Alchemy and Element and (2) to clarify or address technical clarifications) of not less than 2.00 to 1.00 and (B) if such Junior Debt is second lien indebtedness, a total secured leverage ratio (to be defined consistent with Sponsor Precedent modified as reasonably agreed (1) to more accurately reflect the business and financial accounting of Alchemy and Element and (2) to clarify or address technical clarifications) of not greater than 4.25 to 1.00; provided, that if such Junior Debt is incurred in connection with an acquisition, on a pro forma basis after giving effect to (x) the incurrence of such indebtedness and (y) such acquisition as if such acquisition occurred on the first day of the applicable reference period, such interest coverage ratio would be either not less than 2.00 to 1.00 or not less than such interest coverage ratio prior to such acquisition;

b) liens;

c) fundamental changes;

d) asset sales (including sales of capital stock of restricted subsidiaries) and sale leasebacks (which, in each case, shall be permitted on the terms set forth in the second succeeding paragraph);

e) investments, and acquisitions (which shall be permitted on the terms set forth in the third succeeding paragraph);

f)      dividends or distributions on, or redemptions of, the Borrower’s equity interests (which shall include customary exceptions for distributions necessary to pay Sponsor monitoring fees, taxes and other overhead expenses of direct and indirect parents thereof attributable to the ownership of the Borrower and its subsidiaries);

g) prepayments, purchases or redemptions of the Notes or amendments of the Notes documentation in a manner material and adverse to the

Lenders; h) negative pledge clauses; i) transactions with affiliates; and j) passive holding company covenant with respect to Holdings (but to permit Holdings to incur debt).

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Credit Facilities Documentation (including an available basket amount (the “Available Amount”) that will also be built by retained excess cash flow and new qualified equity (other than any Specified Equity Contributions or disqualified Capital Stock) in the Borrower that may be used, subject to the absence of any continuing event of default (and in certain cases meeting a leverage ratio to be agreed consistent with Sponsor Precedent), for, among other things, investments, restricted payments, capital expenditures and the prepayment or redemption of the Notes).

The Borrower or any restricted subsidiary will be permitted to dispose or sell any of its assets in an aggregate amount to be agreed so long as such asset sale is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof.

The Borrower or any restricted subsidiary will be permitted to (1) make acquisitions (each, a “Permitted Acquisition”) so long as (a) there is no event of default after giving pro forma effect to such acquisition, (b) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant and (c) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agent and (2) incur and/or assume indebtedness in connection with such Permitted Acquisitions so long as (a) before and after giving effect thereto, no default or event of default has occurred and is continuing and (b) if such indebtedness is incurred (other than indebtedness under the Revolving Facility and/or any Incremental Facilities), the Borrower would be in compliance, on a pro forma basis after giving effect to (x) the incurrence of such indebtedness and (y) such Permitted Acquisition as if such Permitted Acquisition occurred on the first day of the applicable reference period, with the financial maintenance covenant referred to under “Financial Maintenance Covenant” below, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available (whether or not such covenant is applicable at such time in accordance with its terms).

Financial Maintenance Covenant:

(A)   Term Facility

None.

(B)   Revolving Facility

Unless otherwise waived by a majority (by commitment) of the Lenders with commitments under the Revolving Facility (the “Required Revolving Credit Lenders”) the Credit Facilities Documentation will contain the following financial covenant with regard to the Borrower and its restricted subsidiaries on a consolidated basis (which covenant shall be tested on a trailing four quarter basis as of the last day of any fiscal quarter of the Borrower (commencing with the first full fiscal quarter of the Borrower following the Closing Date) and only in the event that there are loans outstanding under the Revolving Facility (including (a) any issued and outstanding letters of credit (except to the extent such letters of credit have been cash collateralized to at least 100% of the undrawn amount thereof) and (b) swingline borrowings) on any such day):

A maximum ratio of (a) Consolidated Net Senior Secured Debt (to be defined consistent with Sponsor Precedent modified as reasonably agreed (1) to more accurately reflect the business and financial accounting of Alchemy and Element and (2) to clarify or address technical clarifications, with deductions for Holdings’ and its subsidiaries’ unrestricted cash and cash equivalents and shall not include second-lien or subordinated debt in the calculation of debt) as of the last day of such test period to (b) Consolidated EBITDA for such test period (the “Senior Secured Leverage Ratio”), with levels providing a 30% cushion to Consolidated EBITDA above the Consolidated EBITDA levels set forth in the Sponsor model provided in the

Information Memorandum (the “Sponsor Model”), which model shall be the model delivered to the Lead Arranger on March 25, 2011 (together with any updates or modifications thereto reasonably agreed between the Sponsor and the Lead Arranger or as necessary to reflect any exercise of “market flex” pursuant to the Fee Letter).

For purposes of determining compliance with the financial covenant (to the extent applicable), any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower after the beginning of the relevant fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial maintenance covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the financial maintenance covenant, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the Credit Facilities Documentation, (d) no more than five Specified Equity Contributions shall be made during the term of the Senior Secured Credit Facilities and (e) there shall be no reduction in indebtedness in connection with any Specified Equity Contributions for determining compliance with the financial covenant and no Specified Equity Contribution will reduce (or count towards) net leverage/indebtedness for purposes of any calculation thereof.

Unrestricted Subsidiaries:

The Credit Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, no default or event of default shall be continuing. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Credit Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenant contained in the Credit Facilities Documentation.

Events of Default:

Limited to the following (except as otherwise expressly indicated, to be applicable to the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants; incorrectness of representations and warranties in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of cure); cross default and cross acceleration to material indebtedness; bankruptcy or other insolvency events of Holdings, the Borrower or its material subsidiaries (with a customary grace period for involuntary events); material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and change of control (to include a pre- and post-initial public offering provision); provided that, an Event of Default with respect to the financial covenant shall not constitute an Event of Default for the purposes of any Term Loans (including any term loans incurred under any Incremental Term Facilities) unless and until (a) a period of 30 consecutive days has elapsed since the first date on which the Lenders with commitments under the Revolving Facility (including commitments under any Incremental Revolving Facilities) would be entitled under the Loan Documents to declare all outstanding obligations under the Revolving Facility (including any Incremental Revolving Facility) to be immediately due and payable as a result of Borrower’s failure to comply with such financial covenant and (b) at the end of such 30 consecutive day period the Lenders with commitments under the Revolving Facility (including commitments under any Incremental Revolving Facilities) have actually declared all such obligations to be immediately due and payable in accordance with the Loan Documents and such declaration has not been rescinded on or before such date.

Voting:

Amendments and waivers of the Credit Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Credit Facilities, except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees or (if any) prepayment premiums and (C) extensions of scheduled amortization payments or final maturity, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all Guarantors or releases of all or substantially all of the Collateral, (iii) customary protections for the Administrative Agent, the Swingline Lender and the Issuing Banks will be provided, and (iv) the consent of only the Required Revolving Lenders shall be necessary to amend or waive the terms of (A) the financial covenant, (B) any Events of Default with respect to the Borrower’s failure to comply with the financial covenant, (C) provisions relating to any Specified Equity Contributions and (D) any definitions and related provisions related to the foregoing clauses (A) - (C).

The Credit Facilities Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders under the Senior Secured Credit Facilities, or of all Lenders directly affected thereby so long as Lenders under the relevant facilities holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Credit Facilities shall have consented thereto.

Cost and Yield Protection:

The Credit Facilities Documentation will include customary tax gross-up, cost and yield protection provisions. The obligation of the Borrower and the Guarantors to gross up for and/or to indemnify Lenders for taxes imposed on payments will be subject to the customary mitigation requirements and other exceptions, including the requirement to provide applicable tax related documentation.

Assignments and Participations:

The Lenders will be permitted to assign (a) loans and/or commitments under the Term Facility with the consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed), and (b) loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender, the Issuing Banks and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no assignment may be made to a Disqualified Lender or, except as permitted below, an Affiliated Lender; (B) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy Event of Default or (ii) with respect to any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund and (C) no consent of the Administrative Agent shall be required with respect to assignment of any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund.

Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1,000,000 in the case of the Term Facility and $5,000,000 in the case of the Revolving Facility (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and in the case of the Senior Secured Credit Facilities will not be required to be pro rata among the Senior Secured Credit Facilities. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Lenders or any of their affiliates).

The Lenders will be permitted to sell participations in loans and commitments without restriction in accordance with applicable law and subject to customary limitations. Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Non-pro rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs and assignments to, and purchases by, Holdings, the Borrower and their affiliates (each an, “Affiliated Lender”) will be permitted without any consent, including through open-market purchases; provided that (i) the Borrower shall cause any loans assigned to it to be cancelled to the extent permitted by applicable law as determined in good faith by the Borrower or its advisors, (ii) the aggregate principal amount of loans and commitments held by the Sponsor (including without limitation Affiliated Debt Funds (as defined below)) shall not exceed 25% of the aggregate outstanding amount of Term Loans, (iii) Affiliated Lenders will not receive information provided solely to Lenders and will not be permitted to attend/ participate in Lender meetings; (iv) Affiliated Lenders may not purchase Revolving Loans except from a defaulting Revolving Lender; (v) no proceeds from Revolving Loans shall be used to consummate any such purchases, and (vi) for purposes of any amendment, waiver or modification of the Credit Facilities Documentation or any plan of reorganization that does not in each case adversely affect such Affiliated Lender (in its capacity as a Lender) in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; provided, however, that an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course (such lender an “Affiliated Debt Fund”) and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity, will not be subject to such voting limitations and will be entitled to vote as if it was a Lender.

Expenses and Indemnification:

The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Senior Secured Credit Facilities and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Credit Facilities Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the Administrative Agent, the Commitment Parties, the Lenders and their affiliates, and the officers, directors, employees, advisors, agents and other representatives of the foregoing, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence or willful misconduct of such person or any of its controlled affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing, in each case who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by any such person or one of its affiliates or (iii) disputes between and among indemnified persons to the extent such disputes do not arise from any act or omission of the Borrower.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent, the Lead Arranger and the Bookrunner:	Cahill Gordon & Reindel LLP

ANNEX I-A to

EXHIBIT B

Interest Rates:	Initially, the interest rates under the Senior Secured Credit Facilities will be as follows:

With respect to Revolving Loans, at the option of the Borrower, (i) if the Senior Secured Leverage Ratio is greater than 3.50 to 1.00, Adjusted LIBOR plus 3.75% or ABR plus 2.75%, (ii) if the Senior Secured Leverage Ratio is less than or equal to 3.50 to 1.00 and greater than 3.00 to 1.00, Adjusted LIBOR plus 3.50% or ABR plus 2.50% and (iii) if the Senior Secured Leverage Ratio is less than or equal to 3.00 to 1.00, Adjusted LIBOR plus 3.25% or ABR plus 2.25%; provided that clause (i) shall apply until delivery by the Borrower to the Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date.

With respect to Term Loans, at the option of the Borrower, Adjusted LIBOR plus 3.75 % or ABR plus 2.75%. With respect to swingline borrowings, ABR plus 2.75%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans where the applicable rate is determined pursuant to clause (i) of the definition of ABR).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

ABR is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate published by the Wall Street Journal as the “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR rate plus 1.0% per annum.

Adjusted LIBOR is the London interbank offered rate for dollars, adjusted for statutory reserve requirements.

With respect to the Term Loans, there shall be a minimum Adjusted LIBOR (i.e. Adjusted LIBOR prior to adding any applicable

Annex I-A to Exhibit B- 45

interest rate margins thereto) requirement of 1.25% per annum.

Letter of Credit Fee:

A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Revolving Lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.25% per annum upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

The Borrower shall pay a commitment fee of (i) if the Senior Secured Leverage Ratio is greater than 3.00 to 1.00, 0.75% per annum and (ii) if the Senior Secured Leverage Ratio is less than or equal to 3.00 to 1.00, 0.50% per annum, in each case on the average daily unused portion of the Revolving Facility, payable quarterly in arrears commencing from the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year, provided that clause (i) shall apply until delivery by the Borrower to the Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date. Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Revolving Lenders.

Annex I-A to Exhibit B- 46

EXHIBIT C

Project Element

$465,000,000 Senior Unsecured Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions3

Borrower:	Same as the Borrower under the Senior Secured Credit Facilities.

Administrative Agent:

Bank of America will act as sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to Newco (excluding any Disqualified Lender) with respect to the Bridge Facility (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger and Bookrunner:	MLPFS and RBCCM will act as joint lead arrangers and joint bookrunners for the Bridge Facility (collectively, the “Lead Arranger”), and will perform the duties customarily associated with such role.

Syndication Agent:	RBCCM will act as syndication agent for the Bridge Facility.

Bridge Facility:	A senior unsecured bridge facility (the “Bridge Facility”) in an aggregate principal amount of $465 million (the loans thereunder, the “Bridge Loans”).

Guarantees:	The same as the guarantors for the Senior Secured Credit Facilities.

Security:	None.

Use or Proceeds:

The proceeds of borrowings under the Bridge Facility will be used by the Borrower on the Closing Date, together with the proceeds from borrowings under the Term Facility and the Revolving Facility, the proceeds from the Equity Contribution, and cash on hand at Alchemy and Element, solely to pay the Acquisition Costs

Interest Rates:	Interest for the first three-month period commencing on

[3]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

the Closing Date shall be payable at the London interbank offered rate (“LIBOR”) for U.S. dollars (for interest periods of 1, 2, 3 or six months, as selected by the Borrower) plus 725 basis points (the “Initial Margin”). Interest for the three-month period commencing at the end of such initial three-month period shall be payable at prevailing LIBOR for the interest period selected by the Borrower plus the Initial Margin plus 50 basis points. Thereafter, interest shall increase by an additional 50 basis points at the beginning of each subsequent three-month period for so long as the Bridge Loans are outstanding. The Bridge Facility shall have a LIBOR floor equal to 1.25% per annum.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided in the second succeeding paragraph, shall the per annum yield on the Bridge Loans exceed 11.0% (the “Total Cap”); provided that the Total Cap shall be increased by 50 basis points after the four-month anniversary of the date hereof and; provided further that the Total Cap shall be increased by an additional 50 basis points if the ratings for the Bridge Facility or the Notes after giving effect to the Transactions are not B- or higher by S&P and B3 or higher by Moody’s (in each case with a stable or better outlook).

Interest Payments:	Interest on the Bridge Loans will be payable in cash quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Senior Unsecured Term Loans or Exchange Notes affect the payment of any default rate of interest in respect of any Bridge Loans, Senior Unsecured Term Loans or Exchange Notes.

Maturity:

The Bridge Loans will mature on the first anniversary of the date of funding of the Bridge Loans (the “Maturity Date”). On the Maturity Date, any Bridge Loan that has not been previously repaid in full will be, subject to the absence of a bankruptcy or insolvency event of default, automatically converted into a senior unsecured term loan (each a “Senior Unsecured Term Loan”) due on the date that is eight years after the date of funding of the Bridge Facility (the “Senior Unsecured Extended Maturity Date”). The date on which Bridge Loans are converted into Senior Unsecured Term Loans is referred to as the “Senior Unsecured Conversion Date”. At any time on or after the Senior Unsecured Conversion Date, at the option of the applicable Lender, the Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount; provided that no Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $50 million in aggregate principal amount of Exchange Notes.

The Senior Unsecured Term Loans will be governed by the provisions of the Bridge Loan Documentation (as defined below) and will have the same terms as the Bridge Loans except as expressly set forth herein or on Annex I hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Mandatory Prepayment:

The Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof with, subject to certain agreed exceptions consistent with other bridge loan financings for the Sponsor but taking into account current similar transactions, (i) the net proceeds from the issuance of the Notes; provided that in the event any Lender or affiliate of a Lender purchases debt securities from the Borrower pursuant to a securities demand at a price below the level at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof) the net cash proceeds received by the Borrower in respect of such debt security may, at the option of such Lender or affiliate, be applied first to prepay the Bridge Loans of such Lender or affiliate prior to being applied to prepay the Bridge Loans held by other Lenders; (ii) the net proceeds from the issuance of any Refinancing Debt (to be defined) and from other indebtedness (other than Permitted Debt (to be defined)); (iii) the net cash proceeds from an initial public offering and (iv) subject to any required prepayment of the Senior Secured Credit Facilities, the net proceeds from any non-ordinary course asset sales by the Borrower or any of its subsidiaries, in each case subject to the right of the

Borrower to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 12 months (and if committed within 12 months, reinvested within 6 months thereafter). The Borrower will also be required to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined in a manner consistent with Sponsor high yield transactions) at 100% of the outstanding principal amount thereof.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Right to Resell Bridge Loans:

Each Lender shall have the absolute and unconditional right to resell or assign the Bridge Loans or commitments held by it in compliance with applicable law to any third party at any time; provided that, for the twelve month period commencing on the Closing Date and so long as no event of default exists, the consent of the Borrower (not to be unreasonably withheld) shall be required with respect to any assignment that would result in the Initial Lenders collectively holding less than 50.1% of the aggregate outstanding principal amount of the Bridge Loans. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increase in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any interest or fee payment, (d) releases of all or substantially all of the Guarantors and (e) changes in voting threshold. The definitive credit documentation will contain customary yank-a-bank provisions.

Conditions to All Borrowings:

The availability of the borrowings under the Bridge Facility on the Closing Date shall be conditioned solely upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the Certain Funds Provisions) and (c) the applicable conditions set forth in Exhibit D to the Commitment Letter.

Documentation; Representations and Warranties:

The definitive documentation relating to the Bridge Loans (the “Bridge Loan Documentation”) will contain representations and warranties relating to the Borrower and its restricted subsidiaries substantially consistent with the representations and warranties applicable to the Senior Secured Credit Facilities but including changes thereto customary for bridge loan financings.

Covenants:

The Bridge Loans Documentation will contain such affirmative and negative covenants as are usual and customary for bridge loan financings of this type for affiliates of the Sponsor, it being understood and agreed that the covenants of the Bridge Loans (and the Senior Unsecured Term Loans and the Exchange Notes) will be incurrence-based covenants based on those contained in the preliminary offering memorandum or prospectus used to market the Notes prior to the Closing Date; prior to the Maturity Date, the covenants of the Bridge Loans will be more restrictive than those of the Senior Unsecured Term Loans and the Exchange Notes, as reasonably agreed by the Lead Arranger and the Borrower consistent with bridge loan financings of this type for affiliates of the Sponsor.

Events of Default:

The Bridge Loan Documentation will contain such events of default (including grace periods) as are usual and customary for bridge loan financings of this type for affiliates of the Sponsor, consisting of nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross payment default at maturity and cross acceleration, in each case to material indebtedness; bankruptcy; material judgments; ERISA events; and actual or asserted invalidity of guarantees.

Voting:

Amendments and waivers of the Bridge Loan Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Bridge Facility, except that the consent of each Lender adversely affected thereby shall be required with respect to (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any interest or fee payment, (d) releases of the guarantees of all or substantially all Guarantors and (e) changes in voting thresholds.

Cost and Yield Protection:	Usual for facilities and transactions of this type and substantially consistent with those provisions applicable to the Senior Secured Credit Facilities.

Expenses and Indemnification:	On the same basis as under the Senior Secured Credit Facilities.

Governing Law:	New York.

Counsel to the Agents:	Cahill Gordon & Reindel LLP

ANNEX I to

EXHIBIT C

Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on the date that is eight years after the funding of the Bridge Loans.

Interest Rate:

The Senior Unsecured Term Loans will bear interest at an interest rate per annum (the “Senior Unsecured Term Loan Interest Rate”) equal to the Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the maturity date of the Senior Unsecured Term Loans, in each case payable in arrears and computed on the basis of a 360 day year. Interest will be payable in cash.

Guarantees and Security:	Same as Bridge Facility.

Covenants, Defaults and Mandatory Prepayments:

Upon and after the Senior Unsecured Conversion Date, the covenants, mandatory prepayments and defaults which would be applicable to the Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Bridge Loan Documentation.

Optional Prepayment:

The Senior Unsecured Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Annex I to Exhibit C- 53

ANNEX II to

EXHIBIT C

Exchange Notes

Issue:	The Exchange Notes will be issued under an Indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Exchange Notes will mature on the date that is eight years after the date of funding of the Bridge Loans.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually at an interest rate per annum equal to the Total Cap. Interest will be payable in cash.

Guarantees and Security:	Same as Bridge Facility.

Repurchase upon Change of Control:

The Borrower will be required to make an offer to repurchase the Exchange Notes following the occurrence of a Change of Control (to be defined in a manner consistent with Sponsor high yield transactions) at a price in cash equal to 101% (or 100% in the case of Exchange Notes not held by a non-affiliated third party) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:

If any Lender surrenders Senior Unsecured Term Loans in exchange for Exchange Notes in connection with a bona fide sale at such time of the subject Exchange Notes to a non-affiliated third party, then, except as set forth below, such Exchange Notes will be non callable until the fourth anniversary of the date of funding of the Bridge Loans. Thereafter, each such Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Exchange Notes.

Notwithstanding the foregoing, any Exchange Notes not held by a non-affiliated third party may be repaid, in whole or in part, in minimum denominations to be agreed, at par plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Borrower at any time.

Prior to the fourth anniversary of the date of funding of the Bridge Loans, the Borrower may redeem such

Annex II to Exhibit C- 54

Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of such funding date plus 50 basis points.

Prior to the third anniversary of such funding date, the Borrower may redeem up to 35% of such Exchange Notes with proceeds from an equity issuance at a price equal to par plus the coupon on such Exchange Notes.

The optional redemption provisions will be otherwise consistent with high yield debt securities for affiliates of the Sponsor.

Defeasance Provisions:	Customary for high yield debt securities for affiliates of the Sponsor.

Modification:	Customary for high yield debt securities for affiliates of the Sponsor.

Registration Rights:

The Borrower shall use commercially reasonable efforts to file, within 90 days after the first issuance of Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (such registration statement, a “Shelf Registration Statement”) which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended. If a Shelf Registration Statement is filed, the Borrower will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Exchange Notes; provided that in no event shall the Borrower be required to keep such Shelf Registration Statement effective and available for more than two years after the Issue Date. The Borrower shall cause the Shelf Registration Statement to be declared effective by the date (the “Effectiveness Date”) that is 240 days from the Issue Date. Any failure on the part of the Borrower to cause the Shelf Registration Statement to be declared effective in accordance with the preceding sentence is referred to as a “Registration Default”. In the event of a Registration Default with respect to any Exchange Note, the Borrower will pay liquidated damages in the form of increased interest of $0.05 per week per $1,000 principal amount of such Exchange Note to the holder of such Exchange

Annex II to Exhibit C- 55

Note, to the extent that such holder is unable to freely transfer such Exchange Note, from and including the Effectiveness Date to but excluding the effective date of the Shelf Registration Statement with respect to such Exchange Note. On the 90th day after the Effectiveness Date with respect to any such Exchange Note, the liquidated damages shall increase by an additional $0.05 per week per $1,000 principal amount and, on each 90 day anniversary of the Effectiveness Date thereafter, shall increase by an additional $0.05 per week per $1,000 principal amount to a maximum increase in interest of $0.20 per week per $1,000 principal amount. The Borrower will also pay such liquidated damages to the holder of a Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Exchange Note that such Shelf Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid in arrears on each semi-annual interest payment date.

In lieu of a Shelf Registration Statement, the Borrower at its option may file a registration statement with respect to notes having terms identical to the Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Exchange Registration Statement”) in which the Borrower offers to holders of Exchange Notes registered Substitute Notes in exchange for the Exchange Notes. In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Exchange Notes pursuant to the Exchange Registration Statement has not been consummated by the Effectiveness Date, the Borrower will pay liquidated damages in the form of increased interest for the same periods and at the same rates as described in the previous paragraph.

Covenants:

Customary for high yield debt securities for affiliates of the Sponsor.

In addition, the covenants applicable to the Exchange Notes will permit (i) the incurrence of debt so long as the fixed charge coverage ratio (to be defined in a manner customary for high yield debt securities issued by affiliates of the Sponsor) on a pro forma basis exceeds 2.00 to 1.00 or, if such debt is incurred in connection with an acquisition, improves as a result of the incurrence of

Annex II to Exhibit C- 56

such debt and the use of proceeds therefrom and (ii) the incurrence of secured debt so long as the total secured leverage ratio on a pro forma basis does not exceed 4.00 to 1.00 or (if market conditions permit, as reasonably determined by the Lead Arranger (in consultation with the Borrower)), if such debt is incurred in connection with an acquisition, improves as a result of the incurrence of such debt and the use of proceeds therefrom.

Events of Default:	Customary for high yield debt securities for affiliates of the Sponsor.

Annex II to Exhibit C- 57

EXHIBIT D

Project Element

Summary of Additional Conditions4

The initial borrowings under the Credit Facilities shall be subject to the following conditions:

1.

The Alchemy Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Alchemy Merger Agreement, dated April 4, 2011, without giving effect to any modifications, amendments, consents or waivers by you thereto that are material and adverse to the Lenders or the Lead Arranger as reasonably determined by the Lead Arranger, without the prior consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that any reduction in the purchase price of, or consideration for, the Alchemy Acquisition is not material and adverse to the interests of the Lenders or the Lead Arranger, but shall reduce the Equity Contribution, the Term Facility and the Bridge Facility (or Notes) pro rata on a dollar-for-dollar basis).

2.

The Element Acquisition (including, in case the Element Acquisition is consummated by means of a cash tender offer, the Short-Form Merger) shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Element Merger Agreement, dated April 4, 2011, without giving effect to any modifications, amendments, consents or waivers by you thereto that are material and adverse to the Lenders or the Lead Arranger as reasonably determined by the Lead Arranger, without the prior consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that any reduction in the purchase price of, or consideration for, the Element Acquisition is not material and adverse to the interests of the Lenders or the Lead Arranger, but shall reduce the Equity Contribution, the Term Facility and the Bridge Facility (or Notes) pro rata on a dollar-for-dollar basis).

3.	The Equity Contribution shall have been made in at least the amount set forth in Exhibit A to the Commitment Letter.

4.	Since September 30, 2010 no Material Adverse Effect (as defined in the Alchemy Merger Agreement) except as set forth in the Alchemy Merger Agreement shall have occurred.

[4]

Capitalized terms used in this Exhibit D shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

5.	Since December 31, 2010 no Company Material Adverse Effect (as defined in the Element Merger Agreement) except as set forth in the Element Merger Agreement shall have occurred.

6.	The closing of the relevant Credit Facilities shall have occurred on or before the Expiration Date.

7.

Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Senior Administrative Agent’s security interest in the Collateral (as defined in Exhibit B) shall have been executed and delivered and, if applicable, be in proper form for filing.

8.

The Administrative Agent and the Lead Arranger shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 5 days prior to the Closing Date by the Administrative Agent or the Lead Arranger that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

9.

The execution and delivery of (i) the Credit Facilities Documentation, in the case of the Senior Secured Credit Facilities, and the Bridge Loan Documentation, in the case of the Bridge Facility, which shall, in each case, be consistent with the Commitment Letter and Term Sheets and subject to the Certain Funds Provision set forth in the Commitment Letter and (ii) customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor and a solvency certificate of the Borrower’s chief financial officer (certifying that, after giving effect to the Transactions, the Borrower and its subsidiaries on a consolidated basis are solvent) in substantially the form of the solvency certificate delivered in connection with the TriZetto Credit Agreement.

10.

The Lead Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of either Alchemy’s or Element’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

11.

With respect to the Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Initial Lenders (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Notes, and the Initial Lenders and the Investment Bank each shall have received a customary preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, the “Offering Documents”) for the Notes suitable for use in a customary (for high yield debt securities consistent with Sponsor Precedent) “high-yield road show” relating to the Notes, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) (subject to exceptions customary for a Rule 144A offering involving high yield debt securities) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Notes (subject to exceptions customary for a Rule 144A offering involving high yield debt securities), or that would be necessary for the Investment Bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes, provided that such condition shall be deemed satisfied if such Offering Document excludes sections that would customarily be provided by the Investment Bank but is otherwise complete, and (b) the Investment Bank shall have been afforded a period of at least 15 consecutive business days following receipt of an Offering Document including the information described in clause (a) to seek to place the Notes with qualified purchasers thereof.

12.

The Lead Arranger shall have received (a) audited consolidated balance sheets of Alchemy and related statements of income, changes in equity and cash flows of Alchemy for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Alchemy for each of the first three subsequent fiscal quarters after the date of the most recent financial statements delivered pursuant to clause (a) above and ended at least 45 days before the Closing Date; provided that filing of the required financial statements on form 10-K and form 10-Q by Alchemy will satisfy the foregoing requirements with respect to Alchemy and its subsidiaries.

13.

The Lead Arranger shall have received (a) audited consolidated balance sheets of Element and related statements of income, changes in equity and cash flows of Element for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Element for each of the first three subsequent fiscal quarters after the date of the most recent financial statements delivered pursuant to clause (a) above and ended at least 45 days before the Closing Date; provided that filing of the required financial statements on form 10-K and form 10-Q by Element will satisfy the foregoing requirements with respect to Element and its subsidiaries.

14.

All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Term Facility, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

15.	Concurrently with the consummation of the relevant Acquisition, the relevant Refinancing shall have been consummated. Pro forma for the Transactions, the Borrower and its subsidiaries shall have no outstanding third party indebtedness for borrowed money except (a) the Credit Facilities and the Notes, (b) debt described in the Merger Agreement as in effect on the date hereof other than debt specifically contemplated to be refinanced in connection with the Transactions, (c) the Converts that do not tender for redemption on or prior to the Closing Date, (d) the Alchemy Notes that remain outstanding but have been discharged pursuant to the applicable provisions of their governing indenture, (e) other debt expressly contemplated by the Alchemy Merger Agreement or the Element Merger Agreement and (f) other debt in amounts and on terms and conditions reasonably acceptable to the Lead Arranger.